EXHIBIT 10.1

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made this __________ day of _____________, 2012 (the “Effective Date”), by and between Tandy Leather Factory, Inc., a Delaware corporation (the “Company”), and _______________________________ (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel in the event of an actual or prospective Change of Control (as defined below) of the Company.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change of Control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain members of management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control of the Company.

WHEREAS, in order to induce the Executive to remain in the employ of the Company, the Company and the Executive desire for the Executive to receive certain severance benefits in the event the Executive’s employment with the Company is terminated prior or subsequent to a Change of Control of the Company under the circumstances described below.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the Company and the Executive agree as follows:

1.	TERM OF AGREEMENT.

a.
The initial term of the Agreement shall begin on the Effective Date and shall continue in effect for three full calendar years from the Effective Date (the “Initial Term”).  The Initial Term of this Agreement shall be automatically extended for one additional year on the first anniversary of the Effective Date, and then again on each anniversary thereafter (each such one-year period following the Initial Term, a “Successive Period”).

b.
In the event that a Change of Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change of Control, the term of this Agreement shall automatically and irrevocably be renewed for a period of twenty-four (24) full calendar months from the effective date of such Change of Control.  This Agreement shall thereafter automatically terminate following the twenty-four (24) month Change-of-Control renewal period.

2.	TERMINATION OF EXECUTIVE.

a.	Severance Benefits. Except as limited by Section 2.b., the Executive shall be entitled to the benefits provided in Section 3 if:

(i)	a Change of Control of the Company occurs and the Executive undergoes a Termination of Employment during the term of this Agreement; or

(ii)
a Potential Change of Control occurs, and the Executive undergoes a Termination of Employment during the term of this Agreement in contemplation of a Change of Control, and an actual Change of Control of the Company subsequently occurs within six months of such Termination of Employment.

A “Termination of Employment” takes place when the Company and the Executive reasonably anticipate that the Executive will perform no further services to the Company, except that “Termination from Employment” as used in this Agreement does not include the events of the Executive’s death or Disability (as defined below) as a reason for the Executive’s discontinuation of services to the Company.  The term “Termination of Employment” is used in this Agreement as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, with the exception that Termination of Employment in this Agreement does not include Termination of Employment as a result of death or Disability.

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b.
No Severance Benefits.  Notwithstanding the foregoing, the Executive shall not be entitled to the benefits provided in Section 3, regardless whether a Change of Control or a Potential Change of Control has occurred, if the Executive is terminated because of the Executive’s death, by the Company for Cause or Disability, or by the Executive other than for Good Reason, all as defined below.

c.
Disability.  If, as a result of the Executive’s physical or mental illness or incapacity, the Executive becomes unable to perform the material duties and services required of the Executive for a period of ninety (90) days in the aggregate during any 12-month period, and if the Executive has not within thirty (30) days after written Notice of Termination (as defined below) is given, been able to resume satisfactory performance of the Executive’s material duties and services on a full-time basis, the Company may terminate the Executive’s employment for “Disability.”

d.
Cause.  Termination by the Company of the Executive’s employment for “Cause” shall mean termination upon (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s physical or mental illness or any such actual or anticipated failure resulting from the Executive’s termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 2.d., no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (such three-quarters to be calculated excluding the vote of the Executive from both the numerator and denominator of such fraction) at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Section 2.d.and specifying the particulars thereof in reasonable detail.

e.
Good Reason.  The Executive shall be entitled to terminate the Executive’s employment for Good Reason as provided herein.  In the event the Executive finds Good Reason for terminating the Executive’s employment, the Executive must provide notice to the Company of the existence of the condition justifying Good Reason, within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company will have no more than 45 days during which the Company may remedy the condition.  If such condition is remedied within such 45 day period, then such condition will not constitute Good Reason as defined herein.  For purposes of this Agreement, “Good Reason”, without the Executive’s express written consent, means:

(i)
The disposition by the Company of all or substantially all of the business of the Company for which the Executive’s services are principally provided pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise;

(ii)
A material diminution  by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all executives of the Company;

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(iii)
The Company's requiring the Executive to be based anywhere other than in the metropolitan area in which the Executive was based immediately prior to a Change in Control of the Company, except for required travel on the Company's business to an extent substantially consistent with the Executive’s business travel obligations as such existed immediately prior to the Change of Control;

(iv)
The failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans, and any other nonqualified pension agreement between the Executive and the Company, in which the Executive was participating at the time of a Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits; or

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as required elsewhere herein.

To the extent that any of the preceding examples of “Good Reason” is found to be inconsistent with Treasury Regulation Section 1.409A-1(n)(2)(ii), such example shall be stricken from the definition of “Good Reason” as used in this Agreement.  The safe harbor explanation for “Good Reason” as set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii) is hereby incorporated into this Agreement so that any example of a “voluntary separation from service” as used in such Treasury Regulation Section is also acceptable as a “Good Reason” in this Agreement.

f.
Termination for Good Reason.  The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

g.
Notice of Termination.  Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6.j. hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

h.
Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Disability, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty-day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 2.d. above shall not be more than sixty days from the date such Notice of Termination is given); provided that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company will continue to pay to the Executive all of the Executive’s full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section.  Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.  To the extent any provision or term in this Section 2.h. is used in a way that violates the rules of 409A, such provision or term shall be re-written to comply either by striking such term in its entirety or by substituting the closest possible term, time frame, or salary amount in its place.

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3.	COMPENSATION OF EXECUTIVE UPON TERMINATION.

a.
Lump Sum Cash Payment. On the business day that is closest to and after the expiration of six months after the Executive's Date of Termination, or as soon thereafter as reasonably possible, where the Executive’s employment has terminated in connection with the circumstances described in Section 2.a. of this Agreement and was not (i) by reason of the Executive’s death, (ii) by the Company for Cause or Disability, or (iii) by the Executive other than for Good Reason, the Company will pay to the Executive as compensation for services rendered, a lump sum cash amount (subject to the usual withholding taxes) equal to three times the Executive's annual salary at the rate in effect immediately prior to the Change of Control.

b.
Life, Dental, Vision, Health and Long-Term Disability Coverage. The Executive's participation in, and entitlement to, benefits under: (i) the life insurance plan of the Company; (ii) all the health insurance plan or plans of the Company or its subsidiaries, including but not limited to those providing major medical and hospitalization benefits, dental benefits and vision benefits; and (iii) the Company's long-term disability plan or plans; as all such plans existed immediately prior to the Change of Control shall continue as though he or she remained employed by the Company or its subsidiaries for an additional period of three (3) years following the termination pursuant to Section 2.  To the extent that any such plans or benefits existing and the time of the Change of Control required the Executive to contribute all or part of any premiums or similar expenses related to such plans through employer withholding or otherwise, the Company’s obligation to continue the Executive’s participation in such plans shall continue only so long as the Executive timely continues to contribute the Executive’s share of such premiums or similar payments.  The applicable COBRA health insurance benefit continuation period shall begin at the end of this three (3) year period.  To the extent such participation or entitlement is not possible for any reason whatsoever, substantially equivalent benefits shall be provided by the Company.  The providing of these benefits by the Company shall be discontinued prior to the end of the three (3) year continuation period in the event that the Executive becomes covered under the insurance programs of a subsequent employer and, with respect to all health insurance plans, provided that such subsequent employer's health insurance plans do not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive's eligible dependents that are covered by the Company’s plan or plans. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.  To the extent that any time period or benefit described in this Section 3.b. violates the rules of Section 409A of the Code, this Section 3.b. shall be read as if such term were deleted and it its place a term consistent with 409A applied instead.  If there is no such term to apply instead of the deleted term, then this Section 3.b. may be read as if the term were deleted.

c.
Participation in Employee Benefit Plans. Unless otherwise provided, the Executive's participation in any other savings, capital accumulation, retirement, incentive compensation, profit sharing, stock option, and/or stock appreciation rights plans of the Company or any of its subsidiaries shall continue only through the Date of Termination. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of those respective plans. Furthermore, the Executive's participation in any insurance plans of the Company and rights to any other fringe benefits shall, except as otherwise specifically provided in such plans or Company policy, terminate as of the close of the Executive's last day of employment, except to the extent specifically provided to the contrary in this Agreement.

d.
“Best Net” Provision.  In connection with the excise tax imposed by Section 4999 of the Code, the Company will provide for the “Best Net” for the Executive so that the payments and distributions by the Company or its subsidiaries to or for the benefit of the Executive pursuant to this Agreement, together with any and all payments or distributions paid or payable or distributed or distributable pursuant to the terms of any other agreement between the Company or its subsidiaries and the Executive or otherwise, would be reduced to $1.00 less than that amount which would trigger the Section 4999 excise tax if such reduction would result in the Executive receiving a greater after-tax benefit than he or she would receive if the full severance benefits were paid (i.e., the aggregate severance payments and benefits that the Executive receives will be either the full amount of severance payments and benefits or an amount of severance payments and benefits reduced to the extent necessary so that the Executive incurs no excise tax, whichever results in the Executive receiving the greater amount,  taking into account applicable federal, state and local income, employment and other applicable taxes, as well as the excise tax).

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4.	CHANGE OF CONTROL. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following after the Effective Date:

a.
The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 4.a., the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company or (3) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 4.c. below; or

b.
Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c.
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or similar governing officials, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

d.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

5.	POTENTIAL CHANGE OF CONTROL. For purposes of this Agreement, a “Potential Change of Control” of the Company shall be deemed to have occurred if, following the Effective Date:

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a.	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control of the Company;

b.	the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control of the Company;

c.
any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 15% or more of either the then Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities; provided, however, that any Person who is the beneficial ownership equals or exceeds such 15% threshold as of the Effective Date shall not be deemed to have triggered a Potential Change of Control under this Section 5.c. unless and until such Person increases such Person’s beneficial ownership on or after the Effective Date; or

d.
the Board adopts a resolution to the effect that a potential Change of Control of the Company for purposes of this Agreement has occurred.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change of Control of the Company, the Executive will at the option of the Company remain in the employ of the Company until the earlier of (i) the date which is six months from the occurrence of the first such Potential Change of Control of the Company, or (ii) the date of a Change of Control of the Company.

6.	GENERAL PROVISIONS.

a.
Entire Agreement.  This Agreement contains the entire agreement between the parties with regard to the subject matter of this Agreement and amends, supersedes, and restates any and all prior severance agreements or severance provisions of any and all prior employment agreements between the Company and the Executive.

b.
No Guaranty of Employment. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and the rights of the Company to terminate the employment of the Executive shall continue as fully as if this Agreement were not in effect.

c.	Confidentiality. The Executive shall retain in confidence any confidential information known to him concerning the Company and its business so long as such information is not publicly disclosed.

d.
Payment Obligation Absolute.  The Company's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him, her or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reason whatsoever.

e.
Interest.  In the event that the cash payment due the Executive under Section 3.a. or 3.e. herein is not paid to the Executive within thirty (30) calendar days of the Executive's employment termination, such amount due shall accrue interest (compounded monthly) beginning on the date of employment termination at a rate equal to the prevailing prime rate as determined by the Company's then-current primary banking institution.  Further, to the extent this additional amount would be subject to the Excise Tax, the Company shall pay to the Executive a Gross-Up Payment, as such terms are described in Section 3.f. herein.

f.	Dispute Resolution.

(i)
The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the Agreement, or as a result of any conflict between the parties pertaining to this Agreement.

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(ii)
The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

g.	Successors; Binding Agreement.

(i)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminate the Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii)
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or if there is no such designee, to the Executive’s estate.

h.
Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

i.	Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.

j.
Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

k.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set out above.

TANDY LEATHER FACTORY, INC.

By:
	Jon Thompson,	EXECUTIVE
Chief Executive Officer and President

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